Exhibit 99.1

News Release

Date: July 29, 2008	Nalco Company
1601 West Diehl Road
Naperville, IL 60563-1198
www.nalco.com

Nalco Continues Delivering	Media Contact: Charlie Pajor
Rapid Revenue Growth	630 305 1556
cpajor@nalco.com

Investor Contact: Mike Bushman
630 305 1025
mbushman@nalco.com

(Naperville, Illinois) Nalco Holding Company (NYSE:NLC) continued strong sales momentum in the second quarter, with revenues up 9.8 percent to $1.066 billion.  Diluted earnings per share jumped 10.7 percent to 31 cents from the year-earlier 28 cents per share due to a lower effective tax rate.

Net earnings in the quarter increased 5.7 percent to $44.2 million from prior-year earnings of $41.8 million. Adjusted EBITDA, used to determine compliance with the Company’s debt covenants, increased 1.5 percent to $175.7 million from prior-year period results of  $173.1 million that exclude a now-ended waste coal agglomeration (synfuel) business. With that synfuel business included, Adjusted EBITDA was $179.9 million in the second quarter of 2007.

Adding back the impact of non-cash amortization to earnings per share brings adjusted earnings per share to 38 cents from 35 cents in the year-earlier quarter. (See Attachment 7)

Free Cash Flow of $25.9 million in the quarter was $41.3 million higher than the year-ago period. A significant improvement in receivables performance largely offset an increase in inventory levels resulting from higher raw material costs and inventory additions to support business growth in emerging geographies.

Organic sales growth was 5.7 percent in the quarter, again led by the Company’s Energy Services segment, up 10.9 percent. However, investment in Energy Services sales efforts that ran ahead of revenue growth led to a  $2.1 million drop in Direct Contribution in that segment, and margins fell 360 basis points on this investment and mix issues. This accelerated sales investment, combined with efforts to drive price increases, should enable a return to strong earnings growth while continuing rapid revenue expansion in Energy Services during the second half of the year.

Industrial and Institutional Services (I&IS) delivered 6.2 percent organic growth, aided by the strongest organic I&IS improvement in Europe, Africa and the Middle East (EAME) in several years. Direct Contribution rose $2.5 million despite a $6.8 million reduction from the loss of the synfuel business.

Paper Services organic revenue declined modestly, 1.7 percent, with weaker results in most regions and price activity lagging cost increases. Performance is expected to improve in the second-half behind growth in Asia. About 20 new Asia-based paper machines on which Nalco has been awarded business are expected to start production by year-end. Direct contribution in the quarter fell $7.6 million.

NALCO COMPANY

From a Company regional view, North America again led organic sales improvement, up 8.8 percent, followed by Latin America, up 8.0 percent, and Asia/Pacific, up 7.4 percent. Sales in EAME dipped 1.3 percent organically. I&IS sales in EAME increased 5.8 percent organically, but were offset by declines in Energy and Paper in the region. Operating margins held reasonably steady in EAME and Asia/Pacific, but declined in the Americas where raw material cost impacts were most pronounced.

The effective tax rate for the quarter was down to 16.4 percent from 24.0 percent in the second quarter of 2007 as the Company moved into a position of being able to more fully recognize foreign tax credits. The quarter’s tax rate reflected recognition of federal tax benefits arising from the anticipated use of foreign tax credit carryforwards generated in previous years. This improved position resulted from continued improvements in profitability in the United States and from the Company’s restructuring of its global ownership structure to make it more tax efficient.  Ongoing tax levels are expected to be about 30 percent.

Price capture in the second quarter stood at $29 million while product and freight costs increased $36 million in the same period. Maintaining a price/cost gap on par with first quarter results helped nominal gross earnings to grow 8.8 percent. Year-to-date price capture is $46 million compared to $58 million in higher product and freight costs.

Nalco has made progress on several key priorities in addition to price capture. “I&IS Europe had a solid quarter that we will work to sustain and complement with improvements in Energy and Paper in the region later this year. Investments in the BRIC+ countries and Energy are driving growth. However, we need to be sure we balance these investments against cost savings and continued focus on price capture to enable us to hit our targets for the year,” said J. Erik Fyrwald, Chairman, President and Chief Executive Officer. Cost savings to date totaled $36 million against an annual goal of $75 million.

Year-To-Date Results

First-half 2008 sales grew 9.9 percent nominally to $2.066 billion from year-earlier $1.88 billion, with organic sales growth contributing 5.6 percent to this gain. Diluted earnings per share increased to 51 cents from the year-earlier 41 cents. Adding back the impact of after-tax non-cash amortization results in earnings per share of 65 cents and 54 cents for the first half 2008 and 2007, respectively.

At $341.3 million, Adjusted EBITDA stands 4.9 percent ahead of year-earlier results of $325.4 million that exclude synfuel impacts. Free Cash flow of $68.7 million is $49.2 million more than 2007 first half Free Cash Flow.

2008 Full Year Expectations

The Company recently announced the sale of its Finishing Technologies business.  This sale is expected to result in a third quarter gain of approximately $67 million pre-tax or 29 cents per share on an after-tax basis.  This gain is additive to Nalco’s expectation that it will generate a 35 percent increase in diluted earnings per share in 2008 from the 88 cents earned in 2007.

NALCO COMPANY

Growth expectations remain unchanged for Adjusted EBITDA, which will not show a benefit from the expected gain on the business sale.

“Our priorities for the remainder of 2008 generally remain the same, with price capture as our primary focus. In addition, we will put more emphasis on operating expense control, particularly in lower growth areas, to help pay for our growth investments. Price must remain our top priority, as we expect aggressive cost increases in the third quarter. Barring another round of significant cost increases beyond what we see today, we are targeting delivery of our previously communicated Adjusted EBITDA goal for growth of about 8 percent from synfuel-adjusted 2007 results of $707 million,” Fyrwald said. “The timing of closing our sale of Finishing Technologies could modestly detract from our ability to achieve this expectation, but not enough to establish a different goal.”

Free Cash Flow continues to be projected to be in the high $200 million range.

Analyst Day

Nalco will hold its annual Investor and Analyst Day at its Naperville, Illinois, headquarters on Sept. 5 from 8 a.m. until noon CDT. An optional dinner with management will take place on Sept. 4 beginning at 7 p.m. CDT. For information on or an invitation to the event, please contact Mike Bushman via e-mail at mbushman@nalco.com.

Conference Call/Webcast

Nalco will discuss second-quarter results in a conference call and audio-only Webcast to be held on Wednesday, July 30 at 10 a.m. EDT. Information on the conference call and Webcast is available on our Web site at www.nalco.com

About Nalco

Nalco is the world’s leading water treatment and process improvement company, delivering significant environmental, social and economic performance benefits to our customers. We help our customers reduce energy, water and other natural resource consumption, enhance air quality, minimize environmental releases and improve productivity and end products while boosting the bottom line. Together our comprehensive solutions contribute to the sustainable development of customer operations. More than 11,500 Nalco employees operate in 130 countries supported by a comprehensive network of manufacturing facilities, sales offices and research centers to serve a broad range of end markets. In 2007, Nalco achieved sales of more than $3.9 billion. For more information visit www.nalco.com.

Several non-GAAP measures are discussed in today’s press release.  Management believes that discussion of these measures provides investors with additional insight into the ongoing operations of Nalco Holding Company. Non-GAAP measures are reconciled to the closest GAAP measure in schedules attached to this press release, which may also be found at www.nalco.com. Adjusted EBITDA is a non-GAAP measure used to determine compliance with the Company’s debt covenants.  Reconciliation to net earnings is included in Attachment 5. Free Cash Flow is reconciled on Attachment 6 to Cash from Operations as shown on Nalco’s Cash Flow Statement, and is defined as Cash from Operations less Capital Expenditures and Minority Interest charges. Adjustments to net earnings are identified in Attachment 7 and add back the impact of amortization of intangible assets, net of taxes, to provide investors with a view of the company’s earnings per share that has greater similarity to companies that have not been acquired in recent years. In addition, Nalco may discuss sales growth in terms of nominal (actual), organic (nominal less foreign currency and acquisition/divestiture/merger/joint venture/perimeter impacts), and real (organic growth less that portion of the growth which consists of price increases that simply pass along higher purchased material and freight costs). The non-GAAP measures should not be viewed as alternatives to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies.

NALCO COMPANY

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, ability to execute price increases, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the regulation or  value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, weather-related factors, and adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Attachments

1.	Condensed Consolidated Balance Sheets (Unaudited)
2.	Condensed Consolidated Statements of Operations (Unaudited)
3.	Condensed Consolidated Statements of Cash Flows (Unaudited)
4.	Segment Information (Unaudited)
5.	EBITDA and Adjusted EBITDA (Unaudited)
6.	Free Cash Flow (Unaudited)
7.	Adjusted Earnings Per Share (Unaudited)

Nalco Holding Company and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)

	(Unaudited) June 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$86.2	$119.9
Accounts receivable, less allowances of $23.8 in 2008 and $19.5 in 2007	811.9	805.6
Inventories:
Finished products	328.8	268.9
Materials and work in process	107.4	81.5
	436.2	350.4
Prepaid expenses, taxes and other current assets	100.9	112.6
Total current assets	1,435.2	1,388.5

Property, plant, and equipment, net	771.9	762.3
Intangible assets:
Goodwill	2,488.2	2,459.8
Other intangibles, net	1,122.2	1,121.4
Other assets	215.8	246.6
Total assets	$6,033.3	$5,978.6

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$357.9	$316.4
Short-term debt	90.8	130.4
Other current liabilities	300.5	322.5
Total current liabilities	749.2	769.3

Other liabilities:
Long-term debt	3,241.9	3,193.7
Deferred income taxes	268.3	327.5
Accrued pension benefits	322.6	314.4
Other liabilities	220.2	234.7

Minority interest	19.0	21.2
Shareholders’ equity	1,212.1	1,117.8
Total liabilities and shareholders’ equity	$6,033.3	$5,978.6

ATTACHMENT 1

Nalco Holding Company and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(dollars in millions, except per share data)

	Three Months ended June 30, 2008	Three Months ended June 30, 2007	Six Months ended June 30, 2008	Six Months ended June 30, 2007

Net sales	$1,066.3	$970.9	$2,066.0	$1,880.2
Operating costs and expenses:
Cost of product sold	594.9	537.5	1,159.3	1,041.9
Selling, administrative, and research expenses	332.2	292.2	641.0	579.7
Amortization of intangible assets	15.9	15.4	29.5	30.6
Business optimization expenses	1.4	2.3	2.4	2.3
Total operating costs and expenses	944.4	847.4	1,832.2	1,654.5

Operating earnings	121.9	123.5	233.8	225.7

Other income (expense), net	(4.3)	-	(7.3)	(0.3)
Interest income	2.0	1.9	4.5	4.5
Interest expense	(64.7)	(68.2)	(132.0)	(136.5)

Earnings before income taxes and minority interests	54.9	57.2	99.0	93.4

Income tax provision	9.0	13.7	22.5	28.4

Minority interests	(1.7)	(1.7)	(3.1)	(3.6)
Net earnings	$44.2	$41.8	$73.4	$61.4

Net earnings per share:
Basic	$0.32	$0.29	$0.52	$0.43
Diluted	$0.31	$0.28	$0.51	$0.41
Weighted-average shares outstanding (millions):
Basic	141.4	144.4	141.7	144.0
Diluted	142.2	148.0	142.5	148.0
Cash dividends declared per share	$0.035	$0.035	$0.07	$0.07

ATTACHMENT 2

Nalco Holding Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(dollars in millions)

	Six Months ended June 30, 2008	Six Months ended June 30, 2007

Operating activities
Net earnings	$73.4	$61.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	69.9	64.0
Amortization	29.5	30.6
Amortization of deferred financing costs and accretion of senior discount notes	23.8	22.3
Other, net	1.7	(10.4)
Changes in operating assets and liabilities	(64.6)	(97.2)
Net cash provided by operating activities	133.7	70.7

Investing activities
Additions to property, plant, and equipment, net	(61.9)	(47.6)
Other, net	(14.0)	(1.0)
Net cash used for investing activities	(75.9)	(48.6)

Financing activities
Cash dividends	(9.9)	(5.0)
Changes in short-term debt, net	(61.2)	(8.3)
Proceeds from long-term debt	3.1	48.8
Repayments of long-term debt	(0.7)	(24.0)
Purchases of treasury stock	(21.7)	-
Other, net	(3.9)	(4.1)
Net cash provided by (used for) financing activities	(94.3)	7.4
Effect of exchange rate changes on cash and cash equivalents	2.8	1.8
Increase (decrease) in cash and cash equivalents	(33.7)	31.3
Cash and cash equivalents at beginning of period	119.9	37.3
Cash and cash equivalents at end of period	$86.2	$68.6

ATTACHMENT 3

Nalco Holding Company and Subsidiaries
Segment Information (Unaudited)
(dollars in millions)

Net sales by reportable segment were as follows:

(dollars in millions)	Three Months ended June 30, 2008	Three Months ended June 30, 2007	Six Months ended June 30, 2008	Six Months ended June 30, 2007
Industrial and Institutional Services	$474.8	$432.5	$902.9	$836.9
Energy Services	363.0	316.9	709.7	611.3
Paper Services	203.0	194.8	404.0	381.5
Other	25.5	26.7	49.4	50.5
Net sales	$1,066.3	$970.9	$2,066.0	$1,880.2

The following table presents direct contribution by reportable segment and reconciles the total segment direct contribution to earnings before income taxes and minority interests:

(dollars in millions)	Three Months ended June 30, 2008	Three Months ended June 30, 2007	Six Months ended June 30, 2008	Six Months ended June 30, 2007
Segment direct contribution:
Industrial and Institutional Services	$96.1	$93.6	$177.1	$178.7
Energy Services	72.4	74.5	147.8	136.5
Paper Services	24.3	31.9	52.6	58.2
Other*	(24.6)	(27.2)	(53.8)	(49.7)
Capital charge elimination	24.6	20.9	48.1	41.0
Total segment direct contribution	192.8	193.7	371.8	364.7

Expenses not allocated to segments:
Administrative expenses	53.6	52.5	106.1	106.1
Amortization of intangible assets	15.9	15.4	29.5	30.6
Business optimization expenses	1.4	2.3	2.4	2.3
Operating earnings	121.9	123.5	233.8	225.7
Other income (expense), net	(4.3)	-	(7.3)	(0.3)
Interest income	2.0	1.9	4.5	4.5
Interest expense	(64.7)	(68.2)	(132.0)	(136.5)
Earnings before income taxes and minority interests	$54.9	$57.2	$99.0	$93.4

  * Includes certain costs not allocated to segments, but deducted in arriving at direct contribution.

ATTACHMENT 4

Nalco Holding Company and Subsidiaries
EBITDA and Adjusted EBITDA (Unaudited)
(dollars in millions)

	Three Months ended June 30, 2008	Three Months ended June 30, 2007	Six Months ended June 30, 2008	Six Months ended June 30, 2007

Net earnings	$44.2	$41.8	$73.4	$61.4
Income tax provision	9.0	13.7	22.5	28.4
Interest expense, net of interest income	62.7	66.3	127.5	132.0
Depreciation	35.4	32.2	69.9	64.0
Amortization	15.9	15.4	29.5	30.6
EBITDA	167.2	169.4	322.8	316.4

Business optimization expenses	1.4	2.3	2.4	2.3
Profit sharing expense funded by Suez	4.1	4.2	9.2	8.0
Franchise taxes	0.7	0.8	1.3	1.6
Non-cash rent expense	(1.8)	(1.8)	0.8	0.8
Non-wholly owned entities	0.8	(0.7)	(0.8)	(0.5)
Loss on sale, net of expenses	0.1	1.1	0.9	1.3
Other unusual charges	3.2	4.6	4.7	8.0
Adjusted EBITDA	175.7	179.9	341.3	337.9
Synfuel contribution	-	(6.8)	-	(12.5)
Adjusted EBITDA – excluding Synfuel	$175.7	$173.1	$341.3	$325.4

ATTACHMENT 5

Nalco Holding Company and Subsidiaries
Free Cash Flow (Unaudited)
(dollars in millions)

	Three Months ended June 30, 2008	Three Months ended June 30, 2007	Six Months ended June 30, 2008	Six Months ended June 30, 2007
Net cash provided by operating activities	$63.1	$12.8	$133.7	$70.7
Minority interests	(1.7)	(1.7)	(3.1)	(3.6)
Additions to property, plant, and equipment, net	(35.5)	(26.5)	(61.9)	(47.6)
Free cash flow	$25.9	$(15.4)	$68.7	$19.5

ATTACHMENT 6

Nalco Holding Company and Subsidiaries
Adjusted Earnings Per Share (Unaudited)
(dollars in millions, except per share data)

	Three Months ended June 30, 2008	Three Months ended June 30, 2007	Six Months ended June 30, 2008	Six Months ended June 30, 2007

Net earnings	$44.2	$41.8	$73.4	$61.4
Amortization of intangible assets, net of taxes	10.1	9.6	18.6	19.2
Adjusted earnings	$54.3	$51.4	$92.0	$80.6

Adjusted earnings per share:
Basic	$0.39	$0.36	$0.65	$0.56
Diluted	$0.38	$0.35	$0.65	$0.54
Weighted-average shares outstanding (millions):
Basic	141.4	144.4	141.7	144.0
Diluted	142.2	148.0	142.5	148.0

ATTACHMENT 7